EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2011 with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Transcend Services, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned reports.

/s/ Grant Thornton LLP
Atlanta, Georgia
June 24, 2011